As filed with the Securities and Exchange Commission on October 6, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

FRANKLIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2670991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
________________________________

One Franklin Parkway
San Mateo, California	94403
(Address of principal executive offices)	(Zip code)
________________________________

AMENDED AND RESTATED FRANKLIN RESOURCES, INC. 2017 EQUITY INCENTIVE PLAN
(Full title of the plan)
________________________________

Aliya S. Gordon
Vice President and Secretary
One Franklin Parkway
San Mateo, California 94403
(Name and address of agent for service)

(650) 312-2000
(Telephone number, including area code, of agent for service)
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10 per share	23,049,473 (2)	$19.99 (3)	$460,758,965.27 (3)	$22,048.46 (4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares of common stock, par value $0.10 per share (the “Common Stock”), of Franklin Resources, Inc. (the “Registrant”) that may be offered or issued under the Amended and Restated Franklin Resources, Inc. 2017 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents 23,049,473 shares of Registrant’s Common Stock reserved and available for issuance under the Plan as of the date of this Registration Statement. Such shares represent the remaining number of shares of common stock of Legg Mason, Inc. (“Legg Mason”) that were available for issuance under Legg Mason’s 2017 Equity Incentive Plan (the “Legg Mason Plan”) immediately prior to Registrant’s acquisition of Legg Mason on July 31, 2020 (the “Merger”), as appropriately adjusted in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, as a result of Registrant’s assumption of the Legg Mason Plan, as amended and restated as the Plan, in connection with the Merger.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange as of September 29, 2020.

(4)
On August 7, 2017, 8,269,000 shares of common stock of Legg Mason were registered by Legg Mason on Form S-8 (File No. 333-219768) (the “Legg Mason S-8”) with respect to the Legg Mason Plan. A registration fee of $36,667.51 (the “Legg Mason S-8 Fee”) was paid in connection with the filing of the Legg Mason S-8. Of the 8,269,000 shares of Legg Mason common stock registered on the Legg Mason S-8, 6,364,054 shares of Legg Mason common stock have not been issued, are not subject to outstanding awards granted under the Legg Mason Plan, and were deregistered pursuant to a post-effective amendment to the Legg Mason S-8 as filed on July 31, 2020. The unused portion of the Legg Mason S-8 Fee previously paid is equal to $28,220.34 (the “Offset”). Pursuant to Rule 457(p) of the Securities Act, the Offset has been applied to the currently due filing fee.

EXPLANATORY NOTE
This Registration Statement registers 23,049,473 shares of Common Stock of the Registrant that may be issued under the Plan in accordance with, and subject to the terms and conditions of, an exemption under Section 303A.08 of the New York Stock Exchange Listed Company Manual (“Section 303A.08”).
On July 31, 2020, in accordance with the Agreement and Plan of Merger, dated as of February 17, 2020 (the “Merger Agreement”), by and among the Registrant, Alpha Sub, Inc. (“Merger Sub”) and Legg Mason, Merger Sub merged with and into Legg Mason, with Legg Mason surviving the Merger as a wholly owned subsidiary of the Registrant. In connection with the Merger, Registrant assumed the Legg Mason Plan, which was amended and restated as the Plan. The shares of Common Stock registered hereunder represent the remaining number of shares of Legg Mason common stock that were available for issuance under the Legg Mason Plan immediately prior to the Merger, as appropriately adjusted to reflect such transaction.
Pursuant to an exception under Section 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that the plan met the requirements of Section 303A.08 prior to such transaction, including the requirements that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees in the Plan as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, previously filed by the Registrant with the SEC, are hereby incorporated by reference in this Registration Statement:
(a) The Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 12, 2019;
(b) The Registrant’s quarterly reports on Form 10-Q for the fiscal quarter ended (i) December 31, 2019, filed with the SEC on January 30, 2020, (ii) March 31, 2020, filed with the SEC on April 30, 2020 and (iii) June 30, 2020, filed with the SEC on July 28, 2020;
(c) The Registrant’s current reports on Form 8-K, filed* by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above, including on November 21, 2019, December 11, 2019, February 12, 2020, February 18, 2020, February 18, 2020, July 17, 2020, July 31, 2020 and October 6, 2020; and
(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the SEC on November 6, 1986, including any amendment or report filed with the SEC for the purpose of updating that description, including Exhibit 4.6 to the Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 12, 2019.
* Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.
All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. The Registrant’s Securities Exchange Act file number with the SEC is 001-09318. Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement.
Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement against liabilities, costs and expenses actually and reasonably incurred by the person in such person’s capacity as a director or officer or arising out of such action, if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.
Section 102(b)(7) of the Delaware General Corporation Law also permits a corporation to relieve its directors from personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) intentional misconduct or knowing violation of law, (iv) willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) any transaction from which the director derived an improper personal benefit.
In addition to the above described provisions, the Registrant’s certificate of incorporation, as amended, provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and relieves the Registrant’s directors from personal liability for a breach of fiduciary duty as a director as set forth in Section 102(b)(7) of the Delaware General Corporation Law.
The Registrant’s amended and restated bylaws provide that directors or officers who have been successful on the merits or otherwise in a civil or criminal action, suit or proceeding referred to in Section 145(a) or 145(b) of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, shall be indemnified against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith. Moreover, the Registrant’s amended and restated bylaws provide that if a director, officer or employee of the corporation serves or prepares to serve as a witness in any action, suit or proceeding or in any investigation by the Registrant or by any securities exchange, the Registrant shall indemnify such person against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith.
It is the Registrant’s policy to enter into indemnification agreements with directors, some of whom are also executive officers, each, an “Indemnified Person.” The indemnification agreements generally provide for (i) if requested by the Indemnified Person, the advancing of attorneys’ fees and all other costs, expenses and obligations paid or incurred by the Indemnified Person in connection with investigating, defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in, any Claim (as defined below) and (ii) indemnification of an Indemnified Person to the fullest extent permitted by law against any and all costs, expenses and obligations, judgments, fines, penalties and amounts paid in settlement of such Claim.
A “Claim” consists of participation in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or proceeding. However, the term “Claim” does not include any action, suit or proceeding brought by an Indemnified Person for expenses (including attorneys’ fees) and advance of these expenses incurred by the Indemnified Person in connection with any claim or action brought by the Indemnified Person for (i) indemnification or advance of expenses under the agreement or under the Registrant’s certificate of incorporation or bylaws, or (ii) recovery under directors’ and officers’ liability insurance policies, regardless of whether the Indemnified Person is ultimately determined to be entitled to such indemnification, expense payment or insurance recovery.

Additionally, the indemnification agreements provide that if the Registrant pays an Indemnified Person pursuant to the indemnification agreements, the Registrant will be subrogated to the Indemnified Person’s rights to recover from third parties.
However, the indemnification agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the Registrant or any director or officer of the Registrant unless the Registrant has joined in or consented to the Claim or (ii) if selected members of the Board of Directors or other person or body appointed by the Board of Directors determines that such indemnification is not permitted under applicable law. In the event of such determination, the Indemnified Person agrees to reimburse the Registrant for all amounts that the Registrant has advanced to the Indemnified Person in respect of such indemnification.
The indemnification agreements also provide that if there is a change in control of the Registrant, the Registrant will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the Registrant with respect to matters thereafter arising concerning rights of the Indemnified Person under the indemnification agreement. Additionally, the indemnification agreements provide that if there is a potential change in control, the Registrant will, upon written request of the Indemnified Person, fund a trust to satisfy expenses reasonably anticipated to be incurred in connection with a Claim relating to an indemnifiable event.
The Registrant has purchased an insurance policy indemnifying the Registrant’s officers and directors and the officers and directors of the Registrant’s subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Registrant as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Exhibit Description
4.1
Registrant’s Certificate of Incorporation, as filed November 28, 1969, incorporated by reference to Exhibit (3)(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (File No. 001-09318) (the “1994 Annual Report”).

4.2	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on March 1, 1985, incorporated by reference to Exhibit (3)(ii) to the 1994 Annual Report.
4.3	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on April 1, 1987, incorporated by reference to Exhibit (3)(iii) to the 1994 Annual Report.
4.4	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on February 2, 1994, incorporated by reference to Exhibit (3)(iv) to the 1994 Annual Report.
4.5
Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on February 4, 2005, incorporated by reference to Exhibit (3)(i)(e) to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2004 (File No. 001-09318).

4.6
Registrant’s Amended and Restated Bylaws (as adopted and effective October 22, 2018), incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on October 24, 2018 (File No. 001-09318).

5.1	Opinion of Willkie Farr & Gallagher LLP (filed herewith).
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).
99.1	Amended and Restated Franklin Resources, Inc. 2017 Equity Incentive Plan (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 6th day of October, 2020.

FRANKLIN RESOURCES, INC.

By:	/s/ Jennifer M. Johnson
	Name:	Jennifer M. Johnson
	Title:	President and Chief Executive Officer

[Form S-8]

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennifer M. Johnson, Craig S. Tyle and Aliya S. Gordon and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE

/s/ Peter K. Barker	Director	October 6, 2020
Peter K. Barker

/s/ Mariann Byerwalter	Director	October 6, 2020
Mariann Byerwalter

/s/ Gregory E. Johnson	Director, Executive Chairman and Chairman of the Board	October 6, 2020
Gregory E. Johnson

/s/ Jennifer M. Johnson	President and Chief Executive Officer	October 6, 2020
Jennifer M. Johnson	(Principal Executive Officer),
and Director

/s/ Rupert H. Johnson, Jr.	Director	October 6, 2020
Rupert H. Johnson, Jr.

/s/ Matthew Nicholls	Executive Vice President and	October 6, 2020
Matthew Nicholls	Chief Financial Officer
(Principal Financial Officer)

/s/ Anthony J. Noto	Director	October 6, 2020
Anthony J. Noto

/s/ Mark C. Pigott	Director	October 6, 2020
Mark C. Pigott

/s/ Gwen L. Shaneyfelt	Chief Accounting Officer	October 6, 2020
Gwen L. Shaneyfelt	(Principal Accounting Officer)

/s/ Laura Stein	Director	October 6, 2020
Laura Stein

/s/ Seth H. Waugh	Director	October 6, 2020
Seth H. Waugh

/s/ Geoffrey Y. Yang	Director	October 6, 2020
Geoffrey Y. Yang

[Form S-8]